                                                      EXHIBIT 4(r)

                                           PRUCO LIFE INSURANCE COMPANY
                                           (a Prudential Financial company)
                                           2999 NORTH 44th STREET, SUITE 250
                                           PHOENIX, ARIZONA  85014

                               SCHEDULE SUPPLEMENT
                       GUARANTEED MINIMUM PAYMENTS BENEFIT

      CONTRACT NUMBER: [XXXXXXX]

      EFFECTIVE DATE OF THE GUARANTEED MINIMUM PAYMENTS BENEFIT ENDORSEMENT:
      [Contract Date]

      GMP ROLL-UP RATE: [5]%

      DATE WE STOP INCREASING THE GMP ROLL-UP VALUE: [The [tenth] anniversary of the Effective Date of the Endorsement]

      RATCHET VALUE MEASURING DATES: [Each of the first [ten] Contract Anniversaries after the Effective Date of the Endorsement]

      ANNUAL INCOME PERCENTAGE: [5]%

      ANNUAL WITHDRAWAL PERCENTAGE: [7]%

      STEP-UP WAITING PERIOD: [5 Years from the later of the date of the first withdrawal or the date of the most recent step-up]

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Mortality Table, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year in preparing the Annuity Payment Table.

AGE             MALE           FEMALE           UNISEX               AGE          MALE            FEMALE           UNISEX
50           $  45.16         $  42.52         $  43.06              75         $  82.13         $  74.48         $  76.00
55              49.00            45.76            46.42              80            98.01            89.91            91.52
60              54.01            50.01            50.82              85           117.86           110.78           112.20
65              60.77            55.70            56.72              90           140.50           135.96           136.88
70              69.95            63.49            64.78              95           163.30           160.31           160.93

      The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                        TRANSLATION OF ADJUSTED AGE TABLE

Calendar Year in Which                                              Calendar Year in Which
 First Payment Is Due                    Adjusted  Age               First Payment Is Due                    Adjusted Age
Prior to 2010                          Actual Age                      2050 through 2059                   Actual Age minus 5
2010 through 2019                      Actual Age minus 1              2060 through 2069                   Actual Age minus 6
2020 through 2029                      Actual Age minus 2              2070 through 2079                   Actual Age minus 7
2030 through 2039                      Actual Age minus 3              2080 through 2089                   Actual Age minus 8
2040 through 2049                      Actual Age minus 4              2090 through 2099                   Actual Age minus 9]

      CHARGE FOR THE ENDORSEMENT: [The daily equivalent of an annual rate of [0.60]%]

      INTEREST RATE CREDITED TO WITHHELD GUARANTEE PAYMENTS: [1]%